               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)

This document sets forth the administrative procedures that will be followed by Sun Life Assurance Company of Canada (U.S.), (the "Company" or "we"), in connection with the issuance of a Futurity Survivorship Variable Universal Life Insurance Policy, (the "Policy"), the transfer of assets held thereunder, and the redemption by Owners of their interests in such Policy.

I.  PROCEDURES RELATING TO ISSUANCE AND PURCHASE OF POLICIES

A. APPLICATION, UNDERWRITING AND INITIAL PREMIUM PROCESSING

To purchase a Policy, an application must be submitted to our Principal Office so that we may follow certain underwriting procedures designed to determine the insurability of the proposed Insureds. We offer the Policy on a regular (medical) underwriting basis and may require medical examinations and further information before the proposed application is approved. Proposed Insureds must be acceptable risks based on our underwriting limits and standards. A policy cannot be issued until the underwriting process has been completed to our satisfaction and we reserve the right to reject an application that does not meet our underwriting requirements or to "rate" an Insured as a substandard risk, which will result in the charging of increased Monthly Cost of Insurance charges. The company may issue a policy where one of the Insureds would normally be uninsurable, provided the combination of the Insureds meets certain requirements.

The applicant must specify certain information in the application including the Specified Face Amount, the death benefit option and supplemental benefits.

The Specified Face Amount must not be below the Minimum Specified Face Amount, which is $250,000.

The Policy must satisfy the Guideline Premium compliance test in order to qualify as life insurance under section 7702 of the Internal Revenue Code. Under the Guideline Premium compliance test the premiums paid may not exceed the guideline premiums specified by section 7702 of the Internal Revenue Code. In addition, the Policy's death benefit may not be less than the Account Value multiplied by the applicable Death Benefit Percentage specified by section 7702 of the Internal Revenue Code.

The Policy provides the following two death benefit options:

Option A - Specified Face Amount. The death benefit is the greater of the Specified Face Amount or the Account Value multiplied by the applicable Death Benefit Percentage.

Option B - Specified Face Amount plus Account Value. The death benefit is the greater of the Specified Face Amount plus the Account Value, or the Account Value multiplied by the applicable Death Benefit Percentage.

FSVUL-2000                             1                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)

Prior to the Policy Date, any payments received are not premiums for the policy and will be held in the Company's General Account. The Company may offer a Temporary Insurance Agreement to the owner on the lives of the Insureds (due on the death of the last living Insured) subject to our conditions and limitations. The Temporary Insurance Agreement provides coverage up to 90 days. However, this coverage will not extend beyond the effective date of the Policy if earlier than the end of the 90-day period. Coverage will not exceed the lesser of the specified face amount being applied for and $2,000,000. If the Temporary Insurance Agreement terminates prior to the issuance of the Policy the total amount of the advance payment will be refunded. Upon approval of the application, the Policy on the lives of the Insureds will be issued. The initial premium is due and payable as of the Issue Date. If a Temporary Insurance Agreement is in effect when the Policy is issued, any such advance payment will be credited toward the initial premium for the Policy that has been issued. The effective date of coverage for the Policy will be the date the initial premium is received at our Principal Office. If an application is not approved, any advance payment received for a Temporary Insurance Agreement will be returned promptly.

During the Free Look period for a Policy, the Company will allocate the net premiums received to the Sun Capital Money Market Fund or the fixed account investment option. Upon expiration of this period, the account value, as so allocated, will be transferred, as applicable to the subaccounts of the variable account and to the Fixed Account in accordance with the Owner's allocation instructions.

The Company's customary practice is to mail Policies directly to the sales office that submitted the case, for delivery by the sales representative to the Owner. For cases where a payment is submitted at the time of application, the Company has established an administrative procedure for purposes of calculating the Free Look ("Right of Return") period for a Policy. That administrative procedure adds 5 days to the date when the Company mails the Policy to the sales office. This date is used to mark the start of the Right of Return period as defined by applicable state insurance law. At the expiration of that period, the Company will automatically transfer the account value into the sub-accounts designated by the Owner, without any action being required of the Owner. A similar procedure is in place for cases where no payment is submitted at the time of application, but the first premium is paid at the point of policy delivery. In these cases, the date used to mark the start of the Right of Return period is the date the premium is received by the Company at its Principal Office and applied to the Policy.

B. PREMIUM PAYMENTS

The initial premium is an amount specified for each Policy based on the requested Specified Face Amount, issue age, sex, classes of each of the Insureds, and any supplemental benefits requested. Coverage under the Policy does not exist until we have received the initial premium at the Company's Principal Office. The initial premium for the Policy will not be the same for all owners of policies.

All premium payments are payable to the Company, at our Principal Office. The Owner is not required to make premium payments according to a fixed schedule, but may select a planned periodic premium amount and corresponding billing period, subject to our Premium limits. The billing period must be annual, semi-annual, quarterly or by pre-authorized check on a monthly basis. We will send a billing notice for the annual, semi-annual and quarterly planned periodic premium at the beginning of each billing period. However, the Owner is not required to pay the planned periodic premium; he or she may increase or decrease premium payments, subject to our limits, and may skip a planned premium payment or make unscheduled payments. If premium payments are being made by pre-authorized check, skipping payments may result in a billing period change to quarterly. The Owner may change the planned premium amount or billing period, subject to our approval. The payment of a planned periodic premium may not be sufficient to keep the Policy in force, and the Owner may need to change the planned periodic

FSVUL-2000                             2                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)


premium payment amount and/or the corresponding billing period or make additional payments in order to prevent the termination of the Policy.

The Company reserves the right to limit the number of premium payments we accept on an annual basis on each Policy. No premium payment may be less than $50 without our consent, although we will accept a smaller premium payment if it is necessary to keep a Policy in force. We reserve the right not to accept a premium payment that causes the death benefit to increase by an amount that exceeds the premium received; evidence of the Insureds' insurability satisfactory to us may be required before we accept such a premium.

The Company will not accept premium payments, which would cause the Policy to fail to qualify as life insurance under section 7702 of the Internal Revenue Code, or any successor provision. The maximum premium limit for each policy year is the largest premium that can be paid such that the sum of all premiums paid will not exceed the guideline premium limitations of section 7702 of the Internal Revenue Code, or any successor provision. If a premium is made in excess of these limits, we will accept only that portion of the premium within those limits, and will refund the remainder. The portion accepted will be applied in accordance with the allocation percentages.

A Policy will remain in force as long as the Cash Surrender Value is sufficient to cover the Policy deductions. However, during the first five policy years the Policy will remain in force if the sum of premiums paid less any partial surrender less the policy debt is equal or greater than the cumulative minimum monthly premiums. Thus, the amount of a premium, if any, that must be paid to keep the Policy in force depends upon the Cash Surrender Value of the Policy and the Minimum Monthly Premium applicable to each policy month of the Policy. The Account Value, and therefore the Cash Surrender Value, depends on such factors as the premiums paid, the investment experience of the sub-accounts, the interest rate credited to the Fixed Account, the monthly cost of insurance, the monthly face amount charge and the mortality and expense risk charge. The rate utilized in computing the cost of insurance will not be the same for each pair of Insureds. The reason for this is that the principle of pooling and distribution of mortality risks is based on the assumption that each pair of Insureds incurs an insurance rate commensurate with the mortality risk which is actuarially determined based on such factors as issue age, attained age, sex, and risk class. Accordingly, while not all pairs of Insureds will be subject to the same cost of insurance rate, there will be a single rate for all pairs of Insureds in a given actuarial category.

Current cost of insurance rates will be determined by the Company based upon expectations of future experience with respect to mortality costs, persistency, interest rates, expenses and taxes. The costs of insurance rates are guaranteed not to exceed rates based on the 1980 CSO Mortality Tables. The Policies will be offered and sold pursuant to established standards in accordance with state insurance laws.

FSVUL-2000                             3                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)

The interest rate credited to the Fixed Account Value is guaranteed to be 3.00% annual effective rate. Interest in excess of the guaranteed rate may be applied in the calculation of the Fixed Account Value at such increased rates and in such manner as we may determine, based on our expectations of future interest, mortality costs, persistency, expenses and taxes.

II.  REDEMPTION PROCEDURES: SURRENDER AND RELATED TRANSACTIONS

Set forth below is a summary of the principal policy provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a redemption transaction. The summary shows that because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the redemption procedures for mutual funds and contractual plans.

A.  SURRENDERS AND PARTIAL SURRENDERS

The Owner may surrender the Policy for the Cash Surrender Value at any time by sending a written request, in a form satisfactory to us, to our Principal Office. The amount available for surrender is the Cash Surrender Value at the end of the valuation period during which the surrender request is received in our Principal Office. The Cash Surrender Value is the Account Value, decreased by any Surrender Charges, and decreased by any Policy Debt. Coverage under a Policy terminates as of the date of surrender.

The Owner may make a Partial Surrender of the Policy once each policy year after the first policy year. The maximum Partial Surrender in the first 10 policy years is 20% of the Cash Surrender Value, and after year 10 it is the amount of the Cash Surrender Value. The minimum Partial Surrender is $200. The Specified Face Amount will be reduced to the extent necessary so that the death benefit less the Account Value immediately after the Partial Surrender does not exceed the death benefit less the Account Value immediately before the Partial Surrender. The Specified Face Amount remaining in force after a Partial Surrender must not be lower than the Minimum Specified Face Amount which is generally $250,000.

The Owner may allocate the Partial Surrender amount to the sub-accounts of the Variable Account and the Fixed Account. If the allocation is not specified, then the Partial Surrender will be allocated in proportion to the amounts in the Sub-Account and the Fixed Account in excess of the Policy Debt bear to the Account Value in excess of the Policy Debt.

Amounts payable from the Variable Account upon a Surrender or Partial Surrender will ordinarily be paid within seven days of receipt of a written request in a form satisfactory to us, at our Principal Office, and any additional requirements deemed necessary by the state and federal governments.

FSVUL-2000                             4                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)


B. CHANGES IN SPECIFIED FACE AMOUNT

After the end of the first policy year, the Owner may change the Specified Face Amount. The Owner must send a written request in a form satisfactory to us, for a change to our Principal Office. The effective date of coverage for changes in Specified Face Amount is:

  - For any increase in coverage, the next policy anniversary follows the date we approve the supplemental application for such increase, and
  - For any decrease in coverage, the Monthly Anniversary Day that falls on or next follows the date we receive the request.

The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount, which is $250,000 and is specified in the Policy. A decrease in the Specified Face Amount will cause a Partial Surrender Charge to be deducted from the Account Value. A decrease in the Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

  - First, to the most recent increase;
  - Second, to the next most recent increase in reverse chronological order;
    and
  - Finally, to the initial Specified Face Amount.

An increase in the Specified Face Amount is subject to our underwriting rules in effect at the time of the increase. The Owner may be required to submit evidence of the Insureds' insurability satisfactory to us.

C. CHANGES IN DEATH BENEFIT OPTION

After the end of the first policy year the Owner may change the Death Benefit Option on the Policy. Requests for a change in death benefit option must be made in writing, in a form satisfactory to us, and submitted to our Principal Office. Changes in the death benefit option are subject to our underwriting rules in effect at the time of the change. The effective date of the change will be the Policy Anniversary on or next following the date of receipt of the request.

If the Death Benefit Option change is from Option A to Option B, the Specified Face Amount will be reduced by the Account Value. If the Death Benefit Option change is from Option B to Option A, the Specified Face Amount will be increased by the Account Value. In both cases, the amount of the Death Benefit at the time of change will not be altered, but the change in Death Benefit Option will affect the amount of the Death Benefit from that point on.

FSVUL-2000                             5                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)


D. DEATH CLAIMS

While the Policy remains in force, the Company ordinarily will pay a death benefit to the named beneficiary of record, subject to the rights of any assignment, in accordance with the designated death benefit option within seven days after receipt in its Principal Office of due proof of death of both Insureds. The policy pays the death benefit upon the death of the last Insured to die. Payment of death benefits may be postponed or delayed under certain circumstances. By example, an investigation may be warranted to verify the validity of the claim, to resolve unclear beneficiary arrangements, or to investigate a death occurring during a suicide or contestability period. Also, the New York Stock Exchange being closed for reasons other than customary weekend and holiday closings may impact the ability to pay a death benefit within seven days.

Unless otherwise specified, the proceeds will be divided equally among all primary Beneficiaries who survive the Insureds. If no primary Beneficiary survives the Insureds, then the proceeds will be divided equally among all contingent Beneficiaries. If no Beneficiary (primary or contingent) is living, then the proceeds will be paid to the estate of the last Insured to die.

The amount of the death benefit is determined at the end of the valuation period on the date of death of the last Insured to die. The amount of the death benefit will never be less than the Specified Face Amount of the Policy prior to the maturity date of the policy. The Policy Proceeds, paid to the beneficiary, equal the death benefit decreased by any Policy Debt.

If either or both Insureds is (are) living on the date of maturity and the maturity date is not extended, the Company will then pay in a lump sum the cash surrender value of the Policy.

The policy provides for an extension of the maturity date upon request by the Owner. The death benefit beyond the original maturity date will be the Account Value.

The Company offers a Maturity Extension Rider which may be elected by the Owner at the issue of the Policy. The Maturity Extension Rider has monthly cost of insurance charges. The Maturity Extension Rider extends the maturity date beyond age 100 of the younger Insured. Under the Maturity Extension Rider the death benefit beyond age 100 of the younger Insured is the full death benefit, based on Option A or Option B as applicable.

E. POLICY LOANS

The Owner may request a Policy loan of up to 90% of the Cash Value less any outstanding debt on the date the Policy loan is made. Any amount due to an Owner under a loan ordinarily will be paid within seven days after the Company receives a written request in a form satisfactory to us, at our Principal Office, although payments may be delayed or postponed under some circumstances.

FSVUL-2000                             6                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)


The Owner may allocate the Policy loan among the Sub-Accounts and the Fixed Account Value. If the Owner does not specify the allocation, then the Policy loan shall be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy Loan bear to the Account Value in excess of the Policy loan. The Policy loan amounts allocated to the sub-accounts will be transferred to the Fixed Account.

The outstanding loan amounts will earn interest at an annual rate of 3.00%. Interest on the Policy loan will accrue at the policy loan interest rate of 4.00% annually in policy years one through ten and 3.00% annually thereafter. This interest shall be due and payable to us in arrears on each Policy Anniversary. Any unpaid interest will be added to the principal loan amount as an additional Policy loan and will bear interest in the same manner as the prior policy loan.

All funds we receive from the Owner will be credited to the Policy as Premium unless we have received written notice, in a form satisfactory to us, at our Principal Office, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time before Maturity.

III. TRANSFERS

Subject to the Company's rules as they may exist from time to time and to any limits that may be imposed by the Funds, including those set forth in the Policy, the Owner may at any time transfer to another sub-account all or a portion of the Account Value allocated to a sub-account. The Owner may also transfer amounts to or from the Fixed Account.

All requests for transfers must be made to our Principal Office. The Company will make transfers pursuant to a valid request, made in writing or by telephone, received at our Principal Office. Telephone requests will be honored only if the Company has a properly completed and signed telephone authorization form for the Owner on file. The Company and its agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. The Company will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures followed for transactions initiated by telephone include requirements that the Owner (or other Owner-authorized party) identify himself or herself by name and identify a personal identification number. For additional protection, all changes in allocation percentages by telephone may be recorded.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the sub-account's value from which the transfer will be made. If a transfer is based on a specified percentage of the sub-account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the sub-account at the end of the valuation period during which the request was made.

FSVUL-2000                             7                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)

These transfer privileges are subject to the Company's consent. The Company reserves the right to impose limitations on transfers, including but not limited to: (1) the minimum amount that may be transferred, and (2) the minimum amount that may remain in a sub-account following a transfer from that sub-account. In addition, transfer privileges are subject to any restrictions that may be imposed by the Funds.

IV. REFUNDS

A.  FREE LOOK PERIOD

The Policy has a "Right to Return" provision which gives certain cancellation rights. If the Owner is not satisfied with the Policy, it may be returned by delivering or mailing it to our Principal Office or to the sales representative from whom the Policy was purchased within 10 days from the date of receipt ("Right of Return Period.") A longer period applies in some states.

A Policy returned under this provision will be deemed void. The Owner will receive a refund equal to the sum of all premium payments made, with no adjustment for investment experience, if required by applicable state law; otherwise, the refund will equal the sum of:

  (1) the difference between any premium payments made, including fees and charges, and the total of amounts allocated to the Variable Account,
  (2) the value of the amounts allocated to the Variable Account on the date the cancellation request is received by the Company or its sales representative from whom the Policy was purchased; less
  (3) any fees or charges imposed on amounts allocated to the Variable
      Account.

The Company has established a customary practice to calculate the Right of Return period, as described in Section I.A. "Application, Underwriting and Initial Premium Processing," above.

B.  SUICIDE

In most states, if the last Insured to die, whether sane or insane, commits suicide within two years after the Issue date, the Company will not pay any part of the Policy Proceeds. The Company's obligation will be limited to the refund of the premiums paid, less the amount of any Policy Debt and any Partial Surrenders.

INCONTESTABILITY CLAUSE

All statements made in the Application or in a supplemental application are representations and not warranties. The Company will rely on these statements when approving the issuance, increase in face amount, increase in Death Benefit over Premium paid, or change in Death Benefit Option of the Policy. The Company in defense of a claim can use no statement unless the statement was made in the Application or in a supplemental application. In the absence of fraud, after the Policy has been in force during the lifetime of the Insureds for a period of two years from its Issue Date, the Company cannot contest it except for non-payment of Premiums in

FSVUL-2000                             8                          January 2000

               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                    DESCRIPTION OF ISSUANCE, TRANSFER
                     AND REDEMPTION PROCEDURES FOR
       FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                    Pursuant to Rule *6e-3(T)(b)(iii)


accordance with the Insufficient Value provision. However, any increase in the face amount, which is effective after the Issue Date, will be incontestable only after such increase has been in force during the lifetime of the Insureds for two years from the Effective Date of Coverage of such increase. Any increase in Death Benefit over Premium paid or increases in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insureds for two years from the date of the increase.

D.  MISSTATEMENT OF AGE OR SEX

If the age or sex of either Insured is stated incorrectly in the Application, the amounts payable by the Company will be adjusted as follows:

  - Misstatement discovered at death: The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex of each Insured.

  - Misstatement discovered prior to death: The Account Value will be recalculated from the Policy Effective Date using the Monthly Cost of Insurance Rates based on the correct age or sex of each Insured.


FSVUL-2000                             9                          January 2000